Exhibit 10.5

RADIAN GROUP INC.
2008 EQUITY COMPENSATION PLAN
PERFORMANCE-BASED RESTRICTED STOCK UNIT GRANT

TERMS AND CONDITIONS

These Terms and Conditions (“Terms and Conditions”) are part of the Performance-Based Restricted Stock Unit Grant made as of May 14, 2013 (the “Grant Date”), by Radian Group Inc., a Delaware corporation (the “Company”), to the employee named in the Award Summary delivered in connection with this grant (the “Grantee”).
RECITALS
WHEREAS, the Radian Group Inc. 2008 Equity Compensation Plan, as amended (the “Plan”) permits the grant of Restricted Stock Units to employees, officers, non-employee directors, consultants and advisors of the Company and its Subsidiaries, in accordance with the terms and provisions of the Plan;
WHEREAS, the Company desires to grant Restricted Stock Units to the Grantee, and the Grantee desires to accept such Restricted Stock Units, on the terms and conditions set forth herein and in the Plan;
WHEREAS, the Restricted Stock Units granted pursuant to this Grant Letter shall vest based on the attainment of performance goals related to total shareholder return (“TSR”) and continued employment; and
WHEREAS, the applicable provisions of the Plan are incorporated into this Grant Letter by reference, including the definitions of terms contained in the Plan (unless such terms are otherwise defined herein).
NOW, THEREFORE, the parties hereto, intending to be legally bound hereby, agree as follows:
1.Grant of Performance-Based Restricted Stock Units.
Subject to the terms and vesting conditions hereinafter set forth, the Company hereby awards to the Grantee the number of Restricted Stock Units set forth in the Award Summary delivered in connection with this grant (hereinafter, the “Target Award”), subject to the vesting and other conditions of this Grant Letter.
2.Vesting.
(a)General Vesting Terms. Except as set forth in Sections 2(c) and 2(d) below, the Grantee shall vest in a number of Restricted Stock Units based on the attainment of the TSR performance goals described on Schedule A as of the end of the Performance Period (as defined below), provided that the Grantee remains employed by the Company or a Subsidiary through May 14, 2016 (the “Vesting Date”). The Performance Period is the period beginning on May 14, 2013 and ending on May 14, 2016. Except as specifically provided below in this Section 2, no Restricted Stock Units will vest for any reason prior to the Vesting Date, and in the event of a termination of the Grantee's employment prior to the Vesting Date, the Grantee will forfeit to the Company all Restricted Stock Units that have not yet vested as of the termination date. Except as provided in Sections 2(c) and 2(d) below, if the TSR performance goals are not attained at the end of the Performance Period, the Restricted Stock Units will be immediately forfeited.
(b)Retirement.
(i)If the Grantee's employment terminates during the Performance Period on account of Retirement, the Grantee will not forfeit the Restricted Stock Units upon Retirement, and the Restricted Stock Units will continue to vest based on the attainment of the TSR performance goals described on Schedule A, except as provided in Sections 2(c) and 2(d) below.
(ii)For purposes of this Grant Letter, “Retirement” shall mean the Grantee's separation from service without Cause, other than on account of death or Disability, (A) following the Grantee's attainment of age 65 and completion of five years of service with the Company or a Subsidiary, or (B) following the Grantee's attainment of age 55 and completion of ten years of service with the Company or a Subsidiary.

(iii)For purposes of this Grant Letter, “Cause” shall mean the Grantee's (A) indictment for, conviction of, or pleading nolo contendere to, a felony or a crime involving fraud, misrepresentation or moral turpitude (excluding traffic offenses other than traffic offenses involving use of alcohol or illegal substances), (B) fraud, dishonesty, theft or misappropriation of funds in connection with the Grantee's duties with the Company and its Subsidiaries, (C) material violation of the Company's Code of Conduct or employment policies, as in effect from time to time, (D) gross negligence or willful misconduct in the performance of the Grantee's duties with the Company and its Subsidiaries, or (E) a breach of any written confidentiality, nonsolicitation or noncompetition covenant with the Company or an Affiliate, in each case as determined in the sole discretion of the Committee.
(c)Death or Disability. In the event of the Grantee's death or Disability (as defined below) during the Performance Period while employed by the Company or a Subsidiary, the Grantee's Restricted Stock Units will automatically vest at the Target Award level on the date of the Grantee's death or Disability, as applicable. If, following the Grantee's termination of employment due to Retirement, the Grantee dies during the Performance Period, the Grantee's Restricted Stock Units will automatically vest at the Target Award level on the date of the Grantee's death. For purposes of this Grant Letter, the term “Disability” shall mean a physical or mental impairment of sufficient severity that the Grantee is both eligible for and in receipt of benefits under the long-term disability program maintained by the Company, and that meets the requirements of a disability under section 409A of the Code, provided that the Grantee completes 30 days of active service with the Company at any time after the Grant Date and prior to the Vesting Date. The date of Disability for purposes of this Grant Letter is the date on which the Grantee has been in receipt of such long-term disability benefits for six consecutive months. In the event that the Grantee is not in active service on the Grant Date (for example, on account of short-term disability) and the Grantee does not return to the Company and complete 30 days of active service with the Company prior to the Vesting Date, the award will be forfeited.
(d)Change of Control.
(i)If a Change of Control occurs during the Performance Period, the Restricted Stock Units will vest at the Target Award level on the Vesting Date, provided that, except as set forth in subsections (ii), (iv) and (v) below, the Grantee remains employed by the Company or a Subsidiary through the Vesting Date. In no event shall vesting occur after the end of the Performance Period.
(ii)Notwithstanding the foregoing, if, during the Performance Period, a Change of Control occurs and the Grantee's employment with the Company and its Subsidiaries is terminated by the Company or a Subsidiary without Cause, or the Grantee terminates employment for Good Reason, and the Grantee's date of termination of employment (or in the event of the Grantee's termination for Good Reason, the event giving rise to Good Reason) occurs during the period beginning on the date that is 90 days before the Change of Control and ending on the date that is one year following the Change of Control, the unvested Restricted Stock Units will automatically vest at the Target Award level as of the Grantee's date of termination of employment (or, if later, on the date of the Change of Control).
(iii)For purposes of this Grant Letter “Good Reason” shall mean:
(A)a material diminution of the Grantee's authority, duties, or responsibilities;
(B)a material reduction in the Grantee's base salary, which, for purposes of this Grant Letter, means a reduction in base salary of 10% or more that does not apply generally to all similarly situated employees of the Company; or
(C)any material change in the geographic location at which the Grantee must perform his duties to the Company and its Subsidiaries, which, for purposes of this Grant Letter, means the permanent relocation of the Grantee's principal place of employment to any office or location which is located more than 100 miles from the location where the Grantee is based immediately prior to the change in location.
In order to terminate employment for Good Reason, the Grantee must provide a written notice of termination with respect to termination for Good Reason to the Company within 90 days after the event constituting Good Reason has occurred. The Company shall have a period of 30 days in which it may correct the act, or the failure to act, that gave rise to the Good Reason event as set forth in the notice of termination. If the Company does not correct the act, or the failure to act, the Grantee must terminate employment for Good Reason within 30 days after the end of the cure period, in order for the termination to be considered a Good Reason termination. Notwithstanding the foregoing, in no event will the Grantee have Good Reason for termination if an event described in Section 2(d)(iii)(A) occurs in connection with the Grantee's inability to perform his or her duties on account of illness or short-term or long-term disability.

(iv)Notwithstanding the foregoing, if the Grantee's employment terminates on account of Retirement before a Change of Control, and a Change of Control subsequently occurs during the Performance Period, the outstanding Restricted Stock Units will vest at the Target Award level on the Vesting Date (or on the Grantee's date of death, if earlier).
(v)Notwithstanding the foregoing, if the Grantee's employment terminates on account of Retirement on or after a Change of Control, the Restricted Stock Units will vest at the Target Award level on the Grantee's Retirement date.
(vi)For the avoidance of doubt, in no event shall a Change of Control occur as a result of the Company's participation in the Troubled Asset Relief Program under the Emergency Economic Stabilization Act of 2008, the American Recovery and Reinvestment Act of 2009, or any similar program of the United States, any of its states, or any of their respective political subdivisions, departments, agencies or instrumentalities.
3.Restricted Stock Units Account.
The Company shall establish a bookkeeping account on its records for the Grantee and shall credit the Grantee's Restricted Stock Units to the bookkeeping account.
4.Conversion of Restricted Stock Units.
(a)Except as otherwise provided in this Section 4, if the Restricted Stock Units vest in accordance with this Grant Letter, the Grantee shall be entitled to receive payment of the vested Restricted Stock Units within 90 days after the Vesting Date.
(b)The vested Restricted Stock Units shall be paid earlier than the Vesting Date in the following circumstances:
(i)If the Restricted Stock Units vest in accordance with Section 2(c) (the Grantee's death or Disability), the vested Restricted Stock Units shall be paid within 90 days after the date of the Grantee's death or Disability, as applicable.
(ii)If a Change of Control occurs and the Grantee's employment terminates upon or within one year after the Change of Control in accordance with Section 2(d)(ii), the vested Restricted Stock Units shall be paid within 90 days after the Grantee's termination of employment.
(iii)If a Change of Control occurs and the Grantee's employment terminates within 90 days prior to the Change of Control in accordance with Section 2(d)(ii), and the Grantee subsequently dies during the Performance Period, the vested Restricted Stock Units shall be paid within 90 days after the date of the Grantee's death.
(iv)If the Restricted Stock Units vest in accordance with Section 2(d)(v) (Retirement on or after a Change of Control), the vested Restricted Stock Units shall be paid within 90 days after the Grantee's Retirement date; provided that, if required by section 409A of the Code, if the Retirement date does not occur within two years after the Change of Control, payment will be made within 90 days after the Vesting Date.
(v)Notwithstanding subsections (ii) and (iv), if the Change of Control is not a “change in control event” under section 409A of the Code, and if required by section 409A of the Code, payment will not be made on the dates described in subsections (ii) and (iv) and, instead, will be made within 90 days after the Vesting Date.
(c)On the applicable payment date, each vested Restricted Stock Unit credited to the Grantee's account shall be settled in whole shares of the Company's Common Stock equal to the number of vested Restricted Stock Units, subject to (i) the limitation of subsection (d) below, (ii) compliance with the six-month delay described in Section 16 below, if applicable, and (iii) payment of any federal, state, local or foreign withholding taxes as described in Section 12 below.
(d)Notwithstanding anything in this Grant Letter to the contrary, in no event shall the fair market value (as defined in the Plan) of the vested Restricted Stock Units to be distributed on the applicable Distribution Date (as defined below) exceed ($13.99 multiplied by 600%) multiplied by the Target Award of Restricted Stock Units. If the fair market value of the vested Restricted Stock Units would exceed this amount, the number of shares of the Company's Common Stock to be distributed to the Grantee shall be limited to the amount calculated as follows:

•	($13.99 multiplied by 600%) multiplied by the Target Award of Restricted Stock Units,

•	Divided by the fair market value of a share of the Company's Common Stock on the Distribution Date.

For this purpose, the “Distribution Date” is the Vesting Date, termination date, date of Disability or date of death, whichever is the applicable distribution date under this Section 4.
5.Certain Corporate Changes.
If any change is made to the Common Stock (whether by reason of merger, consolidation, reorganization, recapitalization, stock dividend, stock split, combination of shares, or exchange of shares or any other change in capital structure made without receipt of consideration), then unless such event or change results in the termination of all the Restricted Stock Units granted under this Grant Letter, the Committee shall adjust, in an equitable manner and as provided in the Plan, the number and class of shares underlying the Restricted Stock Units, the maximum number of shares for which the Restricted Stock Units may vest, and the share price or class of Common Stock for purposes of the TSR performance goals, as appropriate, to reflect the effect of such event or change in the Company's capital structure in such a way as to preserve the value of the Restricted Stock Units. Any adjustment that occurs under the terms of this Section 5 or the Plan will not change the timing or form of payment with respect to any Restricted Stock Units except in accordance with section 409A of the Code.
6.Restrictive Covenants.
(a)The Grantee acknowledges and agrees that during the Grantee's employment with the Company and its Affiliates, and for the 12 month period following the Grantee's termination of employment for any reason (the “Restricted Period”), the Grantee will not, without the Company's express written consent, engage (directly or indirectly) in any employment or business activity whose primary business involves or is related to providing mortgage insurance or financial guaranty insurance within the United States. The Grantee further agrees that, given the nature of the Company's business, a nationwide geographic scope is appropriate and reasonable.
(b)For purposes of this Grant Letter, the Grantee acknowledges and agrees that the terms “Confidential Information” and “Trade Secrets” shall mean information that the Company or any of its Affiliates owns or possesses, that the Company or its Affiliates have developed at significant expense and effort, that they use or that is potentially useful in the business of the Company or its Affiliates, that the Company or its Affiliates treat as proprietary, private or confidential, and that is not generally known to the public. The Grantee further acknowledges that the Grantee's relationship with the Company is one of confidence and trust such that the Grantee has in the past been, and may in the future be, privy to Confidential Information and Trade Secrets of the Company or any of its Affiliates.
(c)The Grantee covenants and agrees that during the term of the Grantee's employment by the Company and during the Restricted Period, the Grantee shall not, directly or indirectly through others, (i) hire or attempt to hire any employee of the Company or any of its Affiliates, (ii) solicit or attempt to solicit any employee of the Company or its Affiliates to become an employee, consultant or independent contractor to, for or of any other person or business entity, or (iii) solicit or attempt to solicit any employee, or any consultant or independent contractor of the Company or any of its Affiliates to change or terminate his or her relationship with the Company or any of its Affiliates, unless in each case of (i) through (iii) more than three months shall have elapsed between the last day of such person's employment or service with the Company or any of its Affiliates and the first date of such solicitation or hiring or attempt to solicit or hire. If any employee, consultant or independent contractor is hired or solicited by any entity that has hired or agreed to hire the Grantee, such hiring or solicitation shall be conclusively presumed to be a violation of this Grant Letter; provided, however, that any hiring or solicitation pursuant to a general solicitation conducted by an entity that has hired or agreed to hire the Grantee, or by a headhunter employed by such entity, which does not involve the Grantee, shall not be a violation of this Section 6(c).
(d)The Grantee covenants and agrees that during the term of the Grantee's employment by the Company or its Affiliates and during the Restricted Period, the Grantee shall not, either directly or indirectly through others:
(i)solicit, divert, appropriate or do business with, or attempt to solicit, divert, appropriate or do business with, any customer for whom the Company or any of its Affiliates provided goods or services within 12 months prior to the Grantee's date of termination or any actively sought prospective customer of the Company or any of its Affiliates for the purpose of providing such customer or actively sought prospective customer with services or products competitive with those offered by the Company or any of its Affiliates during the Grantee's employment with the Company or any of its Affiliates, or
(ii)encourage any customer for whom the Company or any of its Affiliates provided goods or services within 12 months prior to the Grantee's date of termination to reduce the level or amount of business such customer conducts with the Company or any of its Affiliates.

(e)The Grantee acknowledges and agrees that the business of the Company and its Affiliates is highly competitive, that the Confidential Information and Trade Secrets have been developed by the Company at significant expense and effort, and that the restrictions contained in this Section 6 are reasonable and necessary to protect the legitimate business interests of the Company and its Affiliates.
(f)Because the Grantee's services are personal and unique and the Grantee has had and will continue to have access to and has become and will continue to become acquainted with Confidential Information and Trade Secrets, the parties to this Grant Letter acknowledge and agree that any breach by the Grantee of any of the covenants or agreements contained in Section 6 will result in irreparable injury to the Company or any of its Affiliates, as the case may be, for which money damages could not adequately compensate such entity. Therefore, the Company or any of its Affiliates shall have the right (in addition to any other rights and remedies which it may have at law or in equity and in addition to the forfeiture requirements set forth in Section 6(g) below) to seek to enforce Section 6 and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company or any of its Affiliates may have for a breach, or threatened breach, of the restrictive covenants set forth in Section 6. The Grantee agrees that in any action in which the Company or any of its Affiliates seeks injunction, specific performance or other equitable relief, the Grantee will not assert or contend that any of the provisions of Section 6 are unreasonable or otherwise unenforceable. The Grantee irrevocably and unconditionally (i) agrees that any legal proceeding arising out of this paragraph may be brought in the United States District Court for the Eastern District of Pennsylvania, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in Philadelphia County, Pennsylvania, (ii) consents to the non-exclusive jurisdiction of such court in any such proceeding, and (iii) waives any objection to the laying of venue of any such proceeding in any such court. The Grantee also irrevocably and unconditionally consents to the service of any process, pleadings, notices or other papers.
(g)The Grantee acknowledges and agrees that in the event the Grantee breaches any of the covenants or agreements contained in this Section 6:
(i)The Committee may in its discretion determine that the Grantee shall forfeit the outstanding Restricted Stock Units (without regard to whether the Restricted Stock Units have vested), and the outstanding Restricted Stock Units shall immediately terminate, and
(ii)The Committee may in its discretion require the Grantee to return to the Company any cash received upon conversion of the Restricted Stock Units under Section 4. The Committee shall exercise the right of recoupment provided in this Section 6(g)(ii) within 180 days after the Committee's discovery of the Grantee's breach of any of the covenants or agreements contained in this Section 6.
(h)If any portion of the covenants or agreements contained in this Section 6, or the application hereof, is construed to be invalid or unenforceable, the other portions of such covenants or agreements or the application thereof shall not be affected and shall be given full force and effect without regard to the invalid or unenforceable portions to the fullest extent possible. If any covenant or agreement in this Section 6 is held to be unenforceable because of the duration thereof or the scope thereof, then the court making such determination shall have the power to reduce the duration and limit the scope thereof, and the covenant or agreement shall then be enforceable in its reduced form. The covenants and agreements contained in this Section 6 shall survive the termination of this Grant Letter.
7.No Stockholder Rights.
The Grantee has no voting rights, no rights to receive dividends or dividend equivalents or other ownership rights and privileges of a stockholder with respect to the shares of Common Stock subject to the Restricted Stock Units.
8.Retention Rights.
Neither the award of Restricted Stock Units, nor any other action taken with respect to the Restricted Stock Units, shall confer upon the Grantee any right to continue in the employ or service of the Company or an Affiliate or shall interfere in any way with the right of the Company or an Affiliate to terminate Grantee's employment or service at any time.
9.Cancellation or Amendment.
This award may be terminated or amended by the Committee, in whole or in part, in accordance with the applicable terms of the Plan.

10.Notice.
Any notice to the Company provided for in this Grant Letter shall be addressed to it in care of the Corporate Secretary of the Company, 1601 Market Street, Philadelphia, Pennsylvania 19103-2197, and any notice to the Grantee shall be addressed to such Grantee at the current address shown on the payroll system of the Company or an Affiliate thereof, or to such other address as the Grantee may designate to the Company in writing. Any notice provided for hereunder shall be delivered by hand, sent by telecopy or electronic mail or enclosed in a properly sealed envelope addressed as stated above, registered and deposited, postage and registry fee prepaid in the United States mail or other mail delivery service. Notice to the Company shall be deemed effective upon receipt. By receipt of this Grant Letter, the Grantee hereby consents to the delivery of information (including without limitation, information required to be delivered to the Grantee pursuant to the applicable securities laws) regarding the Company, the Plan, and the Restricted Stock Units via the Company's electronic mail system or other electronic delivery system.
11.Incorporation of Plan by Reference.
This Grant Letter is made pursuant to the terms of the Plan, the terms of which are incorporated herein by reference, and shall in all respects be interpreted in accordance therewith. The decisions of the Committee shall be conclusive upon any question arising hereunder. The Grantee's receipt of the Restricted Stock Units awarded under this Grant Letter constitutes such Grantee's acknowledgment that all decisions and determinations of the Committee with respect to the Plan, this Grant Letter, and/or the Restricted Stock Units shall be final and binding on the Grantee, his or her beneficiaries and any other person having or claiming an interest in such Restricted Stock Units. The settlement of any award with respect to Restricted Stock Units is subject to the provisions of the Plan and to interpretations, regulations and determinations concerning the Plan as established from time to time by the Committee in accordance with the provisions of the Plan. A copy of the Plan will be furnished to each Grantee upon request. Additional copies may be obtained from the Corporate Secretary of the Company, 1601 Market Street, Philadelphia, Pennsylvania 19103-2197.
12.Income Taxes; Withholding Taxes.
The Grantee is solely responsible for the satisfaction of all taxes and penalties that may arise in connection with the Restricted Stock Units pursuant to this Grant Letter. At the time of taxation, the Company shall have the right to deduct from other compensation or from amounts payable with respect to the Restricted Stock Units, including by withholding shares of the Company's Common Stock, an amount equal to the federal (including FICA), state, local and foreign income and payroll taxes and other amounts as may be required by law to be withheld with respect to the Restricted Stock Units, provided that any share withholding shall not exceed the Grantee's minimum applicable withholding tax rate for federal (including FICA), state, local and foreign tax liabilities.
13.Governing Law.
The validity, construction, interpretation and effect of this instrument shall exclusively be governed by, and determined in accordance with, the applicable laws of the State of Delaware, excluding any conflicts or choice of law rule or principle.
14.Grant Subject to Applicable Laws and Company Policies.
This Grant shall be subject to any required approvals by any governmental or regulatory agencies. This Grant shall also be subject to any applicable clawback or recoupment policies, share trading policies and other policies that may be implemented by the Board from time to time. Notwithstanding anything in this Grant Letter to the contrary, the Plan, this Grant Letter, and the Restricted Stock Units awarded hereunder shall be subject to all applicable laws, including any laws, regulations, restrictions or governmental guidance that becomes applicable in the event of the Company's participation in any governmental programs, and the Committee reserves the right to modify this Grant Letter and the Restricted Stock Units as necessary to conform to any restrictions imposed by any such laws, regulations, restrictions or governmental guidance or to conform to any applicable clawback or recoupment policies, share trading policies and other policies that may be implemented by the Board from time to time. As a condition of participating in the Plan, and by the Grantee's acceptance of the Restricted Stock Units, the Grantee is deemed to have agreed to any such modifications that may be imposed by the Committee, and agrees to sign such waivers or acknowledgments as the Committee may deem necessary or appropriate with respect to such modifications.

15.Assignment.
This Grant Letter shall bind and inure to the benefit of the successors and assignees of the Company. The Grantee may not sell, assign, transfer, pledge or otherwise dispose of the Restricted Stock Units, except to a Successor Grantee in the event of the Grantee's death.
16.Section 409A.
This Grant is intended to comply with the applicable requirements of section 409A of the Code and shall be administered in accordance with section 409A of the Code. Notwithstanding anything in this Grant Letter to the contrary, if the Restricted Stock Units constitute “deferred compensation” under section 409A of the Code and any Restricted Stock Units become vested and settled upon the Grantee's termination of employment, settlement of the Restricted Stock Units shall be delayed for a period of six months after the Grantee's termination of employment if the Grantee is a “specified employee” as defined under section 409A of the Code and if required pursuant to section 409A of the Code. If settlement of the Restricted Stock Units is delayed, the Restricted Stock Units shall be settled within 30 days of the date that is the six-month anniversary of the Grantee's termination of employment. If the Grantee dies during the six-month delay, the Restricted Stock Units shall be settled in accordance with the Grantee's will or under the applicable laws of descent and distribution. Notwithstanding any provision to the contrary herein, distributions made with respect to this Grant may only be made in a manner and upon an event permitted by section 409A of the Code, and all payments to be made upon a termination of employment hereunder may only be made upon a “separation from service” as defined under section 409A of the Code. To the extent that any provision of the Grant Letter would cause a conflict with the requirements of section 409A of the Code, or would cause the administration of the Restricted Stock Units to fail to satisfy the requirements of section 409A of the Code, such provision shall be deemed null and void to the extent permitted by applicable law. In no event shall a Grantee, directly or indirectly, designate the calendar year of payment.
IN WITNESS WHEREOF, the Company has caused its duly authorized officer to execute and attest this instrument, and the Grantee has placed his or her signature hereon, effective as of the date of the grant set forth above.

Radian Group Inc.
/s/ Anita Scott
Anita Scott
SVP, Chief Human Resources Officer

Schedule A
Performance Goals
1.Calculation of TSR. Vesting of the Restricted Stock Units will be based on the following performance results: (i) the Company's total shareholder return (“TSR”) for the Performance Period (“Company Absolute TSR”), and (ii) relative TSR, which means the Company's TSR relative to the median TSR of the Peer Group (as defined in Section 3(c) below). At the end of the Performance Period, the TSR for the Company, and for each company in the Peer Group, shall be calculated by dividing the Closing Average Share Value (as defined below) by the Opening Average Share Value (as defined below).
(a)The term “Closing Average Share Value” means the average value of the common stock, including Accumulated Shares, for the 20 trading days ending on the last day of the Performance Period (i.e., the 20 trading days ending on and including May 14, 2016), which shall be calculated as follows: (i) determine the closing price of the common stock on each trading date during the 20-day period, (ii) multiply each closing price by the Accumulated Shares as of that trading date, and (iii) average the amounts so determined for the 20-day period.
(b)The term “Opening Average Share Value” means the average value of the common stock, including Accumulated Shares, for the 20 trading days ending on the first day of the Performance Period (i.e., the 20 trading days ending on and including May 14, 2013), which shall be calculated as follows: (i) determine the closing price of the common stock on each trading day during the 20-day period, (ii) multiply each closing price by the Accumulated Shares as of that trading date, and (ii) average the amounts so determined for the 20-day period.
(c)The term “Accumulated Shares” means, for a given trading day, the sum of (i) one share and (ii) a cumulative number of shares of the company's common stock purchased with dividends declared on a company's common stock, assuming same day reinvestment of the dividends in the common stock of a company at the closing price on the ex-dividend date. The calculations under this Schedule A shall include ex-dividend dates between April 17, 2013 and the trading day.
2.Vesting of Restricted Stock Units.
(a)If the Company Absolute TSR is 0% or negative, the maximum number of Restricted Stock Units that may vest under this Schedule A is 50% of the Target Award.
(b)The Restricted Stock Unit vesting will be determined based on an analysis of both the relative TSR and the Company Absolute TSR. Subject to subsection 2(a) and Section 6, the number of Restricted Stock Units that will vest for the Performance Period shall be determined by multiplying the Target Award by the lesser of (i) the relative TSR vesting percentage, as determined under Section 3 below, or (ii) the Company Absolute TSR vesting percentage, as determined under Section 4 below. For example:

•	If the relative TSR vesting percentage is 102% and the Company Absolute TSR vesting percentage is 70%, the vesting percentage for the Restricted Stock Units will be 70%.

•	If the relative TSR vesting percentage is 102% and the Company Absolute TSR vesting percentage is 150%, the vesting percentage for the Restricted Stock Units will be 102%.
3.Relative TSR Vesting Percentage.
(a)The vesting percentage based on relative TSR will be determined based on the Company's TSR as compared to the median TSR of the companies in the Peer Group for the Performance Period (the “Median Peer Group TSR”) as follows:

Performance (increments of +/- point differential)	Relative TSR Vesting Percentage
Maximum at 50% above Median	200%
+1% Company TSR above Median	102%
Median Peer Group TSR	100%
-1% Company TSR below Median	97%
Threshold at -34% below Median	—%

(i)If the Company's TSR exceeds the Median Peer Group TSR, the relative TSR vesting percentage will increase by 2% above 100% (but not in excess of 200%) for every 1% by which the Company's TSR exceeds the Median Peer Group TSR.
(ii)If the Company's TSR is less than the Median Peer Group TSR, the relative TSR vesting percentage will be below 100%, in an amount such that there is a 3% reduction for every 1% by which the Company's TSR is less than the Median Peer Group TSR. There is no vesting if the Company's TSR is less than 34% of the Median Peer Group TSR.
(iii)If the Company's TSR rank falls between the measuring points, the Company's TSR rank will be rounded to the nearest whole percentage point.
(b)The companies in the Peer Group will be determined on the first day of the Performance Period for purposes of the TSR calculation and will be changed only in accordance with Section 3(c) below. No company shall be added to the Peer Group during the Performance Period for purposes of the TSR calculation.
(c)The term “Peer Group ” means MGIC Investment Corporation and the companies listed on the NASDAQ Financial Index as of the first day of the Performance Period (i.e., May 14, 2013) and will be subject to change as follows:
(i)In the event of a merger, acquisition or business combination transaction of a company in the Peer Group in which the company in the Peer Group is the surviving entity and remains publicly traded, the surviving entity shall remain a company in the Peer Group. Any entity involved in the transaction that is not the surviving company shall no longer be a company in the Peer Group.
(ii)In the event of a merger, acquisition or business combination transaction of a company in the Peer Group, a “going private” transaction or other event involving a company in the Peer Group or the liquidation of a company in the Peer Group, in each case where the company in the Peer Group is not the surviving entity or is no longer publicly traded, the company shall no longer be a company in the Peer Group.
(iii)Notwithstanding the foregoing, in the event of a bankruptcy of a company in the Peer Group where the company in the Peer Group is not publicly traded at the end of the Performance Period, such company shall remain a company in the Peer Group but shall be deemed to have a TSR of negative 100% (-100%).

4.Company Absolute TSR Vesting Percentage. After the relative TSR vesting percentage is determined as described in Section 3 above, the Company Absolute TSR for the Performance Period will be evaluated to determine the maximum number of Restricted Stock Units that may vest, as follows:

Company Absolute TSR	Company Absolute TSR Vesting Percentage (Maximum Vesting)
75% or Greater	200% to 0%
50%	150% to 0%
25%	100% to 0%
10%	70% to 0%
0% or Below	50% to 0%
If the Company Absolute TSR falls between measuring points, the Company Absolute TSR vesting percentage will be determined by interpolation between the nearest measuring points.
The Company Absolute TSR will establish the maximum number of RSUs that may vest, as described in Section 2 above.
5.General Vesting Terms. Any fractional Restricted Stock Unit resulting from the vesting of the Restricted Stock Units in accordance with this Grant Letter shall be rounded down to the nearest whole number. Any portion of the Restricted Stock Units that does not vest as of the end of the Performance Period shall be forfeited as of the end of the Performance Period.
6.Maximum Vesting and Payment. In no event shall the maximum number of Restricted Stock Units that may be payable pursuant to this Grant Letter exceed 200% of the Target Award. In addition, notwithstanding anything in this Schedule A to the contrary, in no event shall the fair market value of the vested Restricted Stock Units to be distributed on the applicable Distribution Date exceed ($13.99 multiplied by 600%) multiplied by the Target Award of Restricted Stock Units, as described in Section 4(d) of the Grant Letter.